NEWS RELEASE

Polydex Pharmaceuticals Receives
Staff Deficiency Letter from Nasdaq

Toronto, Ontario, January 22, 2008 -- Polydex Pharmaceuticals Limited (NASDAQ:POLXF) announced today that on January 18, 2008, it received a Nasdaq Staff Deficiency Letter from The NASDAQ Stock Market notifying it that the Company's bid price per share for its common stock had closed below the $1.00 minimum bid price for 30 consecutive business days. As a result, Polydex no longer meets the requirements of Marketplace Rule 4310(c)(4) for continued listing on The NASDAQ Capital Market and has 180 calendar days, or until July 14, 2008, to regain compliance. During this 180-day period, Polydex shares will continue to trade on The NASDAQ Capital Market.

To regain compliance, the closing bid price of the Company's common stock must remain at or above $1.00 for a minimum of 10 consecutive business days prior to the end of the 180 calendar day compliance period. If the Company does not regain compliance by the end of the compliance period (or any extension thereof) and chooses not to appeal the decision of The NASDAQ Stock Market to delist its common stock, Polydex common stock will be delisted from The NASDAQ Capital Market.

Polydex Pharmaceuticals Limited, based in Toronto, Ontario, Canada, is engaged in the research, development, manufacture and marketing of biotechnology-based products for the human pharmaceutical market, and also manufactures bulk pharmaceutical intermediates for the worldwide veterinary pharmaceutical industry.

Please visit the Company’s website: www.Polydex.com.

Note: This press release may contain forward-looking statements, within the meaning of the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended, regarding Polydex Pharmaceuticals Limited. Actual events or results may differ materially from the Company's expectations, which are subject to a number of known and unknown risks and uncertainties including but not limited to changing market conditions, future actions by the United States Food and Drug Administration or equivalent foreign regulatory authorities as well as results of pending or future clinical trials. Other risk factors discussed in the Company's filings with the United States Securities and Exchange Commission may also affect the actual results achieved by the Company.

Contact:

Investor Relations for Polydex Pharmaceuticals Limited: North Arm Capital Services, Linda Hughes, 1-877-945-1621, (Linda@northarm.com)